Exhibit 3.2

                                 AMENDED BYLAWS

                          ARTICLE I. NAME AND LOCATION

         SECTION 1. The name of this Corporation is Napco International Inc.

                  AS OF JUNE 10, 1997: The name of this Corporation is Venturian Corp.

         SECTION 2. Its principal office shall be located at 1600 Second Street South, Hopkins, Hennepin County, Minnesota.

         SECTION 3. Other offices for the transaction of business shall be located at such places as the Board of Directors may from time to time determine.

                        ARTICLE II. SHAREHOLDERS MEETINGS

         SECTION 1. The Board of Directors shall cause a regular meeting of shareholders to be called and held on notice within 150 days after the end of each fiscal year of the corporation and as may be required by law. Each regular meeting shall be held on the date and at the time and place determined by the Board of Directors and set forth in the notice of the meeting. At each regular meeting, the shareholders shall elect directors and shall transact such other business as may properly come before the meeting.

         SECTION 2. A special meeting of the shareholders may be called at any time by any person or persons authorized by law to do so, and shall be held on the date and at the time and place fixed by the person calling the meeting.

         SECTION 3. Notice of the time and place of all regular and special meetings shall be mailed by the secretary to each shareholder entitled to vote to the last known address of said shareholder as the same appears on the books of the Corporation at least 10 days before the date of all regular and special meetings.

         SECTION 4. The chief executive officer, or, in his absence, the president or the vice-president, shall preside at all such meetings.

         SECTION 5. At every such meeting each shareholder shall be entitled to cast one vote for each voting share held in his name, which vote may be cast by him either in person or by proxy. All proxies shall be in writing and shall be filed with the secretary and by him entered of record in the minutes of the meeting.

         SECTION 6. A quorum for the transaction of business at such meetings shall consist of a number of shareholders representing one-third of the shares issued and outstanding; but the shareholders present at any meeting, though less than a quorum, may adjourn the meeting to a future time without notice other than an announcement at the meeting.

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                         ARTICLE III. BOARD OF DIRECTORS

         SECTION 1. The business and property of the Corporation shall be managed by a Board of Directors who shall be elected by the shareholders at each regular meeting. At the regular meeting in 1984, the shareholders shall elect one director to serve for one year, two directors to serve for two years, and two directors to serve for three years. At the regular meeting in 1985 and each year thereafter, the shareholders shall elect two directors, each of whom shall serve for three years and until his successor is elected. Directors may not be removed from office prior to the expiration of their terms except for willful misfeasance of their duties as directors.

                  AMENDED ON MARCH 2, 1994: The business and property of the Corporation shall be managed by a Board of Directors who shall be elected by the shareholders at each regular meeting. The number of directors shall be eight, each of whom shall serve a term of three years except that, of the five directors to be elected at the Annual Meeting of the Shareholders in 1994, one shall serve for a term of one year and one shall serve for a term of two years. The eight directors shall be divided in to classes of three, three and two directors. The directorships do not run concurrently and each year, the term of one class of directors expires. Directors may not be removed from office prior to the expiration of their terms except for willful misfeasance of their duties as directors.

         SECTION 2. The regular meetings of the directors shall be held without notice immediately after the adjournment of each regular shareholders meeting.

         SECTION 3. Special meetings of the Board of Directors may be called by the chief executive officer, or, in his absence, by the president or the vice-president, or by any member of the Board of Directors.

         SECTION 4. Notice of all special meetings shall be mailed or telegraphed to each director by any director at least 5 days prior to the time fixed for the meeting. All notices of special meetings shall state the purpose thereof.

         SECTION 5. A quorum for the transaction of business at any regular or special meeting of the directors shall consist of a majority of the members of the Board.

         SECTION 6. The directors shall elect the officers of the Corporation and fix their salaries, such election to be held at the directors meeting following each regular shareholders meeting.

         SECTION 7. Vacancies in the Board of Directors may be filled for the unexpired terms by the remaining directors.

                              ARTICLE IV. OFFICERS

         SECTION 1. The officers of the Corporation shall be a president, a vice-president, a secretary, and a controller, and such additional officers as the Board of Directors may from time to time determine, all of whom shall be elected for an indefinite term and shall hold office until

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their successors are duly elected and qualified. Any two offices, except those of president and vice-president, may be held by the same person.

         SECTION 2. The president (or the Chairman of the Board, if one is elected) shall be the chief executive officer of the Corporation, shall preside at all directors and shareholders meetings, and shall have general supervision over the affairs of the Corporation and over the other officers. The chief executive officer shall execute all bonds, mortgages, and other contracts of the Corporation and shall perform all such other duties as are incident to his office. In case of the absence or disability of the chief executive officer, his duties shall be performed by the president or the vice-president.

         SECTION 3. The secretary shall issue notices of all shareholders meetings and shall attend and keep the minutes of all directors and shareholders meetings. He shall have charge of all corporate books, records, and papers, shall be custodian of the corporate seal (if one is adopted), shall attest with his signature (and impress with the corporate seal, if one is adopted) all share certificates and written contracts of the Corporation, and shall perform all such other duties as are incident to his office.

         SECTION 4. The controller shall be the chief financial officer of the Corporation, shall have the custody of all moneys and securities of the Corporation, and shall give bond in such sum and with such sureties as the directors may require, conditioned upon the faithful performance of the duties of his office. He shall keep regular books of account, and shall submit them, together with all his vouchers, receipts, records, and other papers, to the directors for their examination and approval as often as they may require and shall perform all such other duties as are incident to his office.

                                ARTICLE V. SHARES

         SECTION 1. All certificates of shares shall be signed by the president (or the Chairman of the Board, if one is elected) and secretary.

         SECTION 2. Transfers of shares shall be made only on the books of the Corporation, and the old certificate properly endorsed shall be surrendered and canceled before a new certificate is issued.

         SECTION 3. In case of loss or destruction of a share certificate, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction and upon the giving of satisfactory security, by bond or otherwise, against loss to the Corporation.

                           ARTICLE VI. INDEMNIFICATION

         In addition to, and not in limitation of, the indemnification required pursuant to Minnesota Statutes Section 302A.521, the Corporation shall indemnify any director, officer, employee, or agent of the Corporation, as required by and in accordance with the provisions of said Section 302A.521, if such person is made or threatened to be made a party to a proceeding

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by reason of the fact that such person was, while a director, officer, employee, or agent of the Corporation, rendering services, at the request of the Corporation, to or on behalf of any other corporation or entity.

                             ARTICLE VII. AMENDMENTS

         Amendments to these bylaws may be made by the vote of a majority of the directors at any directors meeting, subject to the power of the shareholders, exercisable in the manner provided by law, by the affirmative vote of the holders of not less than 80 percent of the voting power of the shares entitled to vote, to adopt, amend, or repeal bylaws adopted, amended, or repealed by the board.